(a)      Exhibit 11 -  COMPUTATION OF BASIC EARNINGS PER COMMON SHARE AND
                       DILUTED EARNINGS PER COMMON SHARE

                                                 Three Months Ended      Three Months Ended
                                                   March 31, 1999           March 31, 1998
                                                   --------------           --------------
                                               (Dollars in thousands, except per share data)

BASIC EARNINGS PER COMMON SHARE

Net income available to common shareholders          $    2,113             $    1,831
                                                     ==========             ==========

Weighted average common shares outstanding            5,383,978              5,560,540
                                                     ==========             ==========

Basic earnings per common share                      $      .39             $      .32
                                                     ==========             ==========


DILUTED EARNINGS PER COMMON SHARE

Net income available to common shareholders          $    2,113             $    1,831
                                                     ==========             ==========

Weighted average common shares outstanding            5,383,978              5,560,540

Add:  Dilutive effects of assumed exercises of
       stock options and warrants                       353,736                682,957

Weighted average common and dilutive potential
       Common shares outstanding                      5,737,714              6,243,497
                                                     ==========             ==========

Diluted earnings per common share                    $      .37             $      .29
                                                     ==========             ==========



Note: The share and per share information disclosed above have been retroactively adjusted to reflect the 10% stock dividends paid on August 31, 1998.